Exhibit 99.1

REPICCI’S SELLS FIRST AREA DEVELOPMENT

Cardiff Lexington Corporation is pleased to announce the first Area Development 5 Territory Sale in Atlanta, GA of its Repicci’s Franchise Group, Inc. subsidiary. (http://italianice.com/) Acquired by Cardiff Lexington in August of 2016, Repicci’s Franchise Group offers territories to franchisees to operate a mobile-based business that distributes and sells nonfat frozen Italian Ices, Italian Gelato, Italian Roast Coffee, and Hot Chocolate products known as "Repicci’s Real Italian” at a variety of venues.

This transaction verifies Cardiff Lexington’s rebranding strategy repositioning their Repicci’s Italian Ice and Gelato Brand to target multi-unit Area Developers in the top 50 markets. Area Developers acquire 5 individual contiguous territories each with a population over 500,000 and will deploy a mobile food truck in each territory.

“With 29 event tent-based franchisees, 15 trailer franchisees, and 7 mobile food truck single territory Franchisees the Area Development Program is the future of Repicci’s franchisee growth and fundamentally changes the Brand. When selling multi territory franchises each franchisee must commit to 5 new mobile trucks, one for each territory. This strategy will apply to all major markets”, stated Alex H. Cunningham, President/Chief Executive Officer of Cardiff Lexington. “The overhead is greatly reduced, and the total market is expanded from a 3-6-mile radius of a typical brick and mortar location to literally 50+ miles. This creates an ease of going to venues that offer thousands of attendees as opposed to drawing a single customer to a fixed geographic location”.

Repicci’s products are enjoyed by millions of people in thousands of locations and the popularity of Repicci’s Italian Ice & Gelato continues to grow. Franchising began in 2005, starting out as a part time event-based franchise with seasonal tents that would pop up at spring and summertime events. The new Mobile opportunity has evolved into a full-scale food truck operation to be anchored by Area Developers in top 50 markets nationwide. Cost to start a single territory Repicci’s food truck franchise is about $185,000. This includes the fully equipped Ford Transit Van, plus all the equipment and related startup costs necessary to sell Italian Ice & Gelato. The overhead for running a food truck franchise is considerably lower than other franchise food options.

The future lies in taking the product to customers where they are. Corporate Caterings Events, as well as the traditional fairs and festivals, sporting events, rodeos, reunions and even weddings, a Repicci’s Italian Ice & Gelato food truck is suited for any occasion or event. Repicci’s Area Development will be phased into new markets over a 3-year startup to penetrate the acquired market areas.

Franchise Highlights

•	Proven Sales System with continuous track record of success in over 45 Locations
•	Market size – Premium Proprietary Quality Products
•	Proprietary Product -Healthy, Food Truck Industry growth to top $2.7 Billion in 2017,
•	Dynamic Ongoing Marketing Programs and Business Processes
•	Extensive and Comprehensive Training & Support
•	Large Protected Exclusive Territory

About Cardiff Lexington Corporation: Cardiff Lexington is a public holding company, much like a cooperative, leveraging proven management in private companies that become subsidiaries. Our focus is not industry or geographic-specific, but rather proven management, market, and margin. Cardiff Lexington targets acquisitions of mature, high growth, niche companies. Cardiff Lexington's strategy identifies and empowers select income-producing middle market private businesses, technology companies and commercial real estate properties. Cardiff Lexington provides these companies both 1) the enhanced ability to raise money for operations or expansion, and 2) an equity exit and liquidity strategy for the owner, heirs, and/or Investors. For investors, Cardiff Lexington provides a diversified lower risk to protect and safely enhance their investment by continually adding assets and holdings. Cardiff Lexington is led by strong and talented team of executives and advisors providing expert acquisition, market guidance and added value for subsidiaries and investors.

FORWARD LOOKING STATEMENT: This news release contains forward looking statements within the meaning of the Securities Litigation Reform Act. The statements reflect the Company's current views with respect to future events that involve risks and uncertainties. These risks include the failure to meet schedule or performance requirements of the Company's contracts, the Company's liquidity position, the Company's ability to obtain new contracts, the emergence of competitors with greater financial resources, and the impact of competitive pricing. In the light of these uncertainties the forward-looking events referred to in this release might not occur.

Contact:

Cardiff Lexington Corporation

Investor Relations

844-628-2100 ext. 705

investorrelations@cardifflexington.com